Exhibit 21.1
UNIQUE FABRICATING, INC.
ALL SUBSIDIARIES

Entity Name
Unique Fabricating NA, Inc.
Unique Fabricating South, Inc.
Unique Fabricating de Mexico S.A. de C.V.
Unique-Prescotech, Inc.
Unique-Chardan, Inc.
Unique-Molded Foam Technologies, Inc.
Unique-Intasco Canada, Inc.
Unique Fabricating Realty, LLC